Exhibit 99.B(p)(9)

This Code of Ethics (“Code”) sets out the minimum standards of performance and conduct for employees of Colchester Global Investors Limited and its affiliates (together “Colchester”). Its purpose is to promote honest and ethical conduct and to ensure compliance not only with all legal and regulatory requirements, but with current best practices in the investment management industry as well. The Code is approved each year by Colchester’s Board of Directors, and each Colchester employee must attest that they have read the Code and agree to comply with its provisions at all times. The Code is sent to all Colchester separate account clients annually, and to prospects, consultants and fund investors upon request.

1. Values

The values that underlie Colchester’s business are as follows:

Focus. Investment professionals require a focused and stable environment in order to be consistently effective in their work. Colchester views employee ownership and control as one of the best ways of avoiding the uncertainties that can threaten focus and stability. Many Colchester employees own shares in the business, and Colchester believes that its ownership structure aligns employees’ interests with those of its clients. Portfolio managers may also invest in Colchester’s funds.

Integrity and Trust. Colchester works for its clients (and their beneficiaries) and clients’ interests take precedence over any other interests at Colchester. Colchester treats its clients fairly.

Perspective. Colchester, in both its investments and its business outlook does not permit short term expediency to outweigh medium term benefits.

Service. Colchester aims to provide accurate reporting, timely information and efficient administration.

Humility. Colchester strives to build and nurture an environment where employees are encouraged to behave with humility and respect for others.

Teamwork and devolved leadership. Creating and maintaining an environment where everyone can contribute to the success of the Company is part of Colchester’s ethos. Different skills and perspectives are valued, and Colchester recognises that employees work better as a diverse team who all support each other.

Innovation and constant improvement. Colchester focuses on its core expertise whilst doing everything it can to be the most capable, knowledgeable and leading company in its field.

2. Regulatory Status

Colchester is authorised by or registered with a number of regulators across the globe:

•	In the United Kingdom, Colchester Global Investors Limited is authorised and regulated by the Financial Conduct Authority (“FCA”) under the Financial Services and Markets Act 2000 (“FSMA”).

•	In the United States, Colchester Global Investors Limited is registered as an investment adviser with the Securities and Exchange Commission (“SEC”).

•	In South Africa, Colchester Global Investors Limited is registered as a Financial Services Provider with the Financial Services Conduct Authority (“FSCA”).

Colchester Global Investors | October 2023	1

•	In the Bahamas, Colchester Global Investors Limited is registered with the Securities Commission of The Bahamas, as the investment manager for an investment fund licensed as a Smart Fund model 003, in accordance with the provisions of the Investment Funds Act, 2019.

•	In Ireland, Colchester Global Investors (Dublin) Management Limited is authorised and regulated by the Central Bank of Ireland (“CBI”) as a UCITS management company together with MiFID top up authorisation in respect of Individual Portfolio Management services.

•	In Spain, Colchester Global Investors (Dublin) Management Limited, Sucursal en España is established as a branch of Colchester Global Investors (Dublin) Management Limited and is supervised by the Comisión Nacional del Mercado de Valores (“CNMV”).

•	In Singapore, Colchester Global Investors (Singapore) Pte. Ltd is registered with the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act 2001.

•	In Korea, Colchester Global Investors (Singapore) Pte. Ltd also holds an offshore discretionary investment management services licence issued by the Financial Services Commission of Korea.

•	In Brunei, Colchester Global Investors (Singapore) Pte Ltd does not hold a Capital Markets Services License for the provision of investment advice and is required to apply for temporary exemptions in respect of itself and MCS staff intending to visit Brunei for each prospective/existing client visit.

•	In Dubai, Colchester Global Investors Middle East Limited is regulated by the Dubai Financial Services Authority (“DFSA”) under the laws of the Dubai International Financial Centre (“DIFC”).

•	In Australia, neither Colchester Global Investors Limited nor Colchester Global Investors (Singapore) Pte. Ltd holds an Australian financial services licence for the provision of financial services, and both are exempt from the requirement to hold an Australian financial services licence under the Corporations Act 2001 (Cwlth) in respect of the financial services provided to wholesale clients in Australia. Both companies are however registered as foreign companies in Australia in connection with the services provided to Australian wholesale clients.

•	Colchester Global Investors Inc. is a corporation established in the State of Delaware. It is not regulated.

3. Commercial Policies

General Scope of Colchester’s Business

Colchester deals directly only with ‘professional clients’, or as permitted by relevant regulations. It does not engage directly with retail investors.

Discretionary Clients - Colchester does not deal as principal in transactions for discretionary clients, but as agent on behalf of clients. All transactions entered into on behalf of such clients are traded with counterparties that are independent of Colchester.

Separate Account Client Assets - Colchester does not hold client money or assets or operate any client bank accounts, nor is it authorised to do so. Third party custodians, who are chosen by the client, always hold Colchester’s separate account client assets. These custodians handle all documents of title and certificates for financial instruments belonging to clients. Custodians may, on occasion, loan client assets to third parties if such transactions are permitted under the relevant custodian agreement. Colchester does not initiate any such securities lending. Income earned from such transactions is payable to the client’s account. Colchester may transfer or pledge client assets as collateral to meet margin requirements. Colchester does not borrow to leverage, unless specifically requested by clients.

Colchester Global Investors | October 2023	2

Commingled Fund Assets – Colchester operates various commingled funds and a UCITS (“Funds”), the assets of which are held by custodians. Colchester does not lend Fund assets to third parties. However, Colchester may transfer or pledge assets in these Funds to meet margin requirements. The Funds do not borrow to leverage.

Marketing

Colchester’s marketing activities include the promotion of its services to institutional investors either directly or through suitable consultants or distributors, and through responses to proposal requests. Colchester maintains corporate websites that provide descriptions of the firm and its services including its UCITS, Australian and New Zealand funds.

Soft Commissions

Colchester does not share, directly or indirectly, in any of the revenues generated by client account or Fund brokerage transactions. Furthermore, Colchester does not receive “soft-dollar” benefits from, or pay “soft-dollar” commissions to, counterparties.

Prohibited Transactions

Colchester is not permitted to engage in the following activities (this list is non-exhaustive):

•	Custody Activities;

•	Advising any retail client;

•	Holding client money;

•	Corporate finance or brokerage activities;

•	Sponsoring of public offerings of securities;

•	Acting for any person in connection with take overs, mergers or substantial acquisitions of shares.

Compliance with regulatory requirements

Colchester’s policy is to comply at all times with the principles, rules and regulations applicable to its business. Colchester’s conduct is restricted to activities and jurisdictions for which it is authorised by the FCA, SEC, MAS, DFSA, CBI, CNMV and other applicable regulatory authorities (the “Regulatory Authorities”). In other jurisdictions, Colchester complies with relevant local regulation. Observing high standards of conduct in all aspects of its business is of the utmost importance to Colchester, and the firm therefore complies with the ‘Principles’ as laid down by the FCA (and equivalent in other jurisdictions), and all employees attest to compliance with the relevant Conduct Rules annually. In addition to adhering to these Principles, Colchester complies with the requirements of Regulatory Authorities to provide, maintain and periodically verify information.

Colchester respects the scope of the authorisations the Regulatory Authorities have granted it. Accordingly, Colchester will not expand its business activities beyond this scope without permission, if applicable, from such Regulatory Authorities.

Privacy and Confidentiality

Colchester is committed to maintaining the confidentiality, integrity and security of confidential information provided by current, past and potential clients. Confidential information may be obtained in a number of ways, such as during the pre-investment period or from ongoing communications between Colchester and its clients. Unless it is publicly available, Colchester treats all such information as confidential, applying the same standard of care it does in dealing with the firm’s internal confidential information.

Colchester Global Investors | October 2023	3

Colchester protects confidential information from unauthorised access or use in a number of ways:

•	By ensuring its systems are secure through the use of a next-generation anti-virus and endpoint detection and response system, multi-factor authentication, passwords, managed firewalls, email and web filtering, encryption technologies and other mechanisms;

•	By establishing physical and procedural safeguards (an Information Security & Cyber Security Policy is available to clients on request);

•	By imposing strict policies regarding client confidentiality, as more fully set out below.

Each new employee must agree, by signing a confidentiality undertaking, that during their employment with Colchester or at any time thereafter, they will not disclose to any person or any other firm, any information concerning the affairs of Colchester, its associates or clients, the disclosure of which may damage the interests of Colchester or its clients or which is of a confidential nature, unless that employee has the written permission of the Group Chief Executive Officer or Global Head of Compliance.

All employees should be aware that nothing in Colchester’s confidentiality policy prohibits them from reporting possible violations of any law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of the UK, or any other applicable law or regulation. No prior authorisation is required of anyone at Colchester to make such reports or disclosures, and no employee is required to notify anyone at Colchester that they have made such reports or disclosures. Retaliation of any kind for making such reports or disclosures, regardless of whether they are found to be valid, is expressly prohibited unless it is proven that the employee has knowingly made a false or misleading disclosure.

All documents obtained or generated by Colchester or its employees in their work for Colchester (both originals and copies) that contain confidential information, are Colchester’s sole property. Upon termination of employment for any reason, or upon Colchester’s request at any time, employees must promptly return all copies of such material. During employment with Colchester and at all times thereafter, no employee may remove or cause to be removed from Colchester’s premises any confidential information, except in furtherance of their duties as an employee or, where relevant, in accordance with Colchester’s BC/DR Plan.

4. Conflicts of Interest

Colchester discloses the general nature and/or sources of potential conflicts of interest to its clients before undertaking business for such clients, and periodically thereafter for existing clients. These are set out below.

Colchester takes all reasonable steps to identify, manage and prevent these conflicts of interest having an adverse effect on the interests of its clients.

a) Material Interests

Colchester may engage in certain transactions that have the potential to present either direct or indirect conflicts of interest between clients. For example, potential conflicts may arise because:

•	Colchester provides investment management services to other clients, and may therefore act as agent for one client in transactions in which it is also acting as agent for other clients;

Colchester Global Investors | October 2023	4

•	A director (or employee) of Colchester may be a director of an entity such as one of the Funds whose securities are held by clients;

•	Colchester, or a director (or employee) of Colchester, may have some interest in an entity such as one of the Funds whose securities are held by clients.

All of these areas of potential conflict are managed through the maintenance of policies and procedures, supplemented by internal and external monitoring.

b) Performance Fees

Colchester may enter into performance fee arrangements with clients. Theoretically, this type of fee arrangement provides an incentive for an investment manager to favour an account or accounts that pay performance fees over those that do not. Colchester does not believe its performance fee arrangements disadvantage any of its clients, and takes all reasonable steps to ensure the fair and equitable allocation of investment opportunities amongst its clients without regard to fee arrangements. Accordingly, Colchester has procedures and monitoring processes in place to ensure that transactions for all accounts are dealt with on the same basis. A register of performance fee bearing client accounts is maintained.

c) Sustainability Risks

In identifying the types of conflicts of interest, the existence of which may damage the interests of clients, Colchester considers those types of conflicts of interest that may arise as a result of the integration of sustainability risks in its processes, systems and internal controls as well as the development of ESG or “green” products.

d) Valuation of Securities

Colchester may on occasion be required to determine an appropriate valuation source for certain hard-to-price securities held in client portfolios. As Colchester is paid a fee which is a percentage of the net asset value of portfolios, a conflict could arise whereby Colchester is paid a higher fee if the valuation of those securities is higher. To address this potential conflict, Colchester operates a Valuation Committee whose membership includes representatives from Operations, Compliance, Risk and Dealing (but excluding Investment Management). The objective of the Valuation Committee is to ensure accuracy, transparency and consistency in Colchester’s adopted valuation sources whilst confirming there are no conflicts of interest when standard valuation sources are not used.

e) Insurance

Colchester arranges its insurance through a major insurance broker. This broker operates a separate investment consulting division that may recommend its clients to invest through Colchester. Insurance brokers, as regulated businesses, have information barriers in place between their insurance and consulting divisions. Colchester however takes care to operate an impartial process when selecting its insurance broker with no representation or influence from Marketing or other client facing personnel. The renewal process is undertaken by Colchester’s Finance department.

f) Investment Research

Where required by regulation, Colchester pays for investment research at rates which it deems to be representative of the value of that investment research to its investment process and for the benefit of its clients. These costs are borne by Colchester and not passed on to clients. Execution venue decisions are made by a dedicated dealing team, which operates independently from the investment management team which selects and receives the investment research.

Colchester Global Investors | October 2023	5

g) Remuneration

All senior investment professionals have an ownership interest in Colchester and receive competitive base salaries. Bonuses are tied to the overall profitability of Colchester, and the majority of income before compensation is distributed to those active in the business. Bonus and total compensation levels are reviewed and set annually based on contribution. For the investment staff, no set performance criteria or algorithms are used, but rather an overall assessment of work quality and commitment is made during the remuneration process.

h) Personal Account Dealing

The rules and procedures contained in this section apply to all personal dealings in “Reportable Securities” in which “Supervised Persons” (all permanent employees and any temporary or contract workers engaged by Colchester) and their Connected Persons have a “Beneficial Interest”. Beneficial Interest means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject security.

Reportable Securities includes formal or informal offers to buy and sell listed or unlisted securities (such as shares, bonds and Exchange-Traded Funds), taking up a rights issue, participating in an Initial Public Offering (IPO) or limited offering, exercising conversion or subscription rights, or buying, selling, exercising or assigning an option.

Reportable Securities do not include:

•	Money Market instruments including bank deposit/savings accounts;

•	Foreign Exchange (spot and forward);

•	Open ended funds including Mutual Funds/Unit Trusts/UCITS/UK UCITS;

•	Investment Trusts, if the Trust is solely invested in Mutual Funds;

•	Cryptocurrencies, excluding Cryptocurrency Derivatives and ‘Tokens’ structured as Initial Coin Offerings;

•	Managed accounts, automatic investment plans or family trusts holding reportable securities where a Supervised Person is a beneficiary but has no direct or indirect influence or control over the decisions made to purchase or sell reportable securities therein.

A Connected Person of a Supervised Person can be any of the following:

•	Their spouse or civil partner;

•	Their dependent child or stepchild;

•	Their other relatives sharing the same household; or

•	Any person with whom a Supervised Person has close links.

Restrictions on personal transactions

The following prohibitions apply to personal account dealing in Reportable Securities by Supervised Persons:

•	No Supervised Person may deal or effect personal transactions in Reportable Securities unless they have signed an undertaking to comply with the provisions of Colchester’s Compliance Manual and this Code of Ethics;

•	No Supervised Person may deal for their own account with any of Colchester’s clients, unless the client is themselves an “Authorised Person” (under the Financial Services and Markets Act 2000);

Colchester Global Investors | October 2023	6

•	No Supervised Person may deal, nor seek permission to deal, if they are aware that such dealing may have a direct adverse impact on, or divert the Supervised Person’s attention from or impair the performance of their duties in relation to, Colchester, its associates, a client or a colleague – information regarding the volume and nature of trading may be provided by Compliance to a Supervised Person’s Business Head;

•	No Supervised Person may knowingly deal on their own account or on behalf of Colchester with a person who is an employee of another firm who is trying to evade their personal dealing rules or insider trading regulations;

•	No Supervised Person may advise or cause another person to deal in contravention of any of these rules or any insider trading regulations; and

•	No Supervised Person may sell a Reportable Security which has been held for fewer than 35 calendar days.

Approval for Personal Transactions

Supervised Persons (and their Connected Persons) may only undertake a personal transaction in Reportable Securities if the Supervised Person has sought prior written approval from the Global Head of Compliance or their designate for the transaction under these procedures. Consent will generally be given where the Global Head of Compliance (or designate) is satisfied that the proposed transaction:

•	Falls outside Colchester’s current investment programme;

•	Does not present a conflict with Colchester’s or any client’s interests;

•	Does not involve securities in which trading is restricted;

•	If a sale, the security has been held for at least 35 calendar days, unless the Supervised Person or Connected Person can demonstrate emergency and unforeseen personal reasons for selling within the 35 day window, which have been evidenced to the Global Head of Compliance and approved by the Group Chief Executive Officer.

If approval is granted, the trade must be executed within the specified approval window (24 hours unless agreed otherwise in writing) after which the approval will lapse and the Supervised Person will need to seek re-approval. After executing the transaction, a copy of the contract note must be sent to Compliance.

Supervised persons are encouraged to adhere to the best practice principle that all security dealing should be for long-term investment purposes rather than short-term trading profits.

Initial and Annual Disclosure Requirements

All new Supervised Persons are required to provide Compliance with details of Reportable Securities held no later than 10 calendar days after they begin employment with Colchester.

On an annual basis, all Supervised Persons are required to sign a declaration that they have complied with the Code of Ethics (including these Personal Account Dealing Rules) over the period since their initial/last declaration. Where Reportable Securities are held, annual holdings reports are required as at 31 December, and these should be submitted to Compliance within 45 days of the year end.

The Global Head of Compliance reserves the right to additionally request quarterly reports from Supervised Persons and their Connected Persons.

Colchester Global Investors | October 2023	7

i) Gifts, Hospitality, Sponsorship and Political Contributions

Giving to or receiving gifts or other items of value from persons doing business or seeking to do business with Colchester may call into question the independence of that person’s judgment. Accordingly, Colchester has set limitations on this type of conduct. These limitations also apply to networking events/hospitality with external industry contacts where there may not be a clear connection with seeking to gain business, but where there still remains the potential for a perceived conflict of interest. For the avoidance of doubt, independent non-executive directors of Colchester’s Funds are considered external third-party service providers.

The acceptance and giving of gifts and hospitality in exchange for any business advantage is unacceptable. Extraordinary or extravagant gifts and hospitality are not permitted and must be declined or returned. Offers of payment for accommodation and travel from third parties must be declined, and similarly should also not be offered to third parties. Compliance will seek confirmation in all cases that there is a business element to all hospitality received or given, and that there is supporting evidence that the gift or hospitality is designed to enhance the quality of service to the client or to enhance the client’s best interests. Repetitive gifts and hospitality to or from the same person or company without justifiable explanation may lead to limitations being imposed by Compliance on future gifts and hospitality to or from that person or company. Care should be taken to ensure that there is no discussion which may constitute ‘Investment Research’ unless a fee for that research has been agreed in advance.

Attendance at external events

If there is no business need to attend an external event, such as a business conference, then employees may, with the consent of their line manager, do so in a personal capacity, in their own time and at their own cost.

Any potential breaches of this gifts and hospitality policy will be investigated by Compliance and, if it is determined to be a material compliance breach of the Code of Ethics, will be reported to the Board.

Accepting Gifts and Hospitality

The receipt of cash gifts and cash equivalents (eg gift vouchers), of whatever value, is prohibited.

The acceptance of gifts and hospitality by employees in excess of £40 per person must be reported to Compliance in writing as soon as possible after receipt

Gifts and hospitality whose approximate value is no more than £100 per person may be accepted without prior compliance approval, but are still reportable to Compliance as soon as possible after receipt, unless below the de minimis £40 per person.

All gifts and hospitality received with a value over £100 per person requires prior approval of the Global Head of Compliance or their designate. In the event that it only becomes apparent after the event that the value of the gift or hospitality is over £100 per person, post approval should be requested from the Global Head of Compliance or their designate together with an appropriate explanation, as soon as possible after receipt.

Hospitality received requires the host to be present; if not, the expenditure is a gift.

Such restrictions on accepting gifts and hospitality are consistent with Colchester’s recognition that the receipt of gifts or hospitality could compromise an employee’s duty to act in the best interests of all clients or be interpreted as bribery.

All monetary values specified above are in £ Sterling or the equivalent in other currencies.

Colchester Global Investors | October 2023	8

Giving of Gifts and Providing Hospitality

Employees and persons associated with Colchester (i.e. individuals or firms who perform services for or on behalf of the firm) may provide reasonable hospitality to clients/prospective clients, counterparties, third party service providers and other external industry contacts, provided that both the employee and recipient are present and there is a business purpose for the entertainment.

The provision of cash gifts and cash equivalents (eg gift vouchers), of whatever value, is prohibited.

Any expenditure on gifts and hospitality in excess of £40 per person requires notification to the Compliance as soon as practicable after the expense has been incurred.

Any expenditure on gifts and hospitality in excess of £100 per person including business meals and sponsorship of dinners/ conferences etc, requires prior approval by the Global Head of Compliance or their designate. In the event that it only becomes apparent after the event that the value of the gift or hospitality is over £100 per person, post approval should be requested from the Global Head of Compliance or their designate, together with an appropriate explanation, as soon as possible after receipt. Repetitive gifts and hospitality given to the same person or company without justifiable explanation may lead to limitations being imposed by Compliance on future gifts and hospitality Colchester is able to provide to that person or company.

Any gift or hospitality expenditure must be clearly identified in expense claims or credit card statements and the employee must provide the date, description and name(s) of the recipient(s) of the gift or hospitality. Such restrictions on giving gifts and hospitality are consistent with Colchester’s recognition that any transaction that could be interpreted as bribery or the provision of gifts and hospitality to attain any business advantage will not be tolerated.

All monetary values specified above are in £ Sterling or the equivalent in other currencies.

Information relating to reportable Gift & Hospitality activity may be provided by Compliance to line managers and/or Business Heads for oversight.

Sponsorship

This involves the payment of money by Colchester in order to secure the marketing and promotion of its name, products, services or image, for example industry awards packages. Sponsorship may also include the provision of services or goods for the same in return.

All sponsorship, regardless of value, is subject to pre-approval of the Global Head of Compliance or their designate, such approval being conditional upon an evaluation of any potential conflict of interest or a potential breach of relevant inducement rules. This Compliance pre-approval is in addition to Business Head approval and Group CEO approval (where the cost is deemed to be material) and should be obtained prior to entering into any sponsorship agreement.

Examples of sponsorship include supporting a conference, seminar or other non-charitable event.

Policy on Gifts and Entertainment for ERISA Clients

The Employee Retirement Income Security Act of 1974 (“ERISA”) prohibits accepting fees, kickbacks, gifts, loans, money or anything of value given with the intent of influencing decision-making with respect to any employee benefit plan.

Colchester Global Investors | October 2023	9

Accepting or offering gifts, entertainment or other items may be viewed as influencing decision-making and is therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Political Contributions

All non-US political contributions by employees in excess of £250 must be reported to Global Head of Compliance prior to being made. Non-US political contributions equal to or less than £250 should be reported to the Global Head of Compliance within 10 days of being made.

Any political contributions or fundraising activity made by employees, their spouses or dependent children to US politicians, candidates, political parties, government officials, exploratory committees, candidate committees, political committees, or party committees must be pre-cleared with the Head of Compliance (London) ! US Chief Compliance Officer to ensure no conflict of interest exists with Colchester’s clients or prospective clients.

Charitable Contributions

Any proposed charitable contribution to charities headquartered in the US to be made by employees, their spouses and! or dependent children, which would result in their total contribution to such charity exceeding £1 million (US$2 million) (in aggregate) in the last 12 months or exceeding £5 million (US$10 million) in the last 60 rolling calendar months (e.g., the last five years) must be pre-cleared with the Head of Compliance (London) prior to being made.

j) Outside Business Activities

Colchester’s duties to its clients require Colchester’s employees to devote their professional attention to client interests above their own and those of other organisations. Accordingly, employees may not engage in any of the following outside business activities without prior written consent as set out below:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organisation (other than an affiliate of Colchester);

•	Serve as a general partner, managing member or in similar capacity with limited or general partnerships, LLCs or private funds (other than those managed by Colchester);

•	Engage in personal investment transactions to the extent that it diverts the employee’s attention from or impairs the performance of his or her duties in relation to the business of Colchester and its clients;

•	Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

If an employee joins a working group, forum or a project of an investment management industry body or trade association, in furtherance of or in connection with their duties as an employee, this does not constitute an outside business activity.

Should an executive director wish to engage in an outside business activity in an organisation with a predominantly commercial objective which is not part of the group with which such director is currently engaged, they must first obtain written consent from Colchester’s Board.

Colchester Global Investors | October 2023	10

Other employees who wish to engage in an outside business activity must first obtain written consent from the Global Head of Compliance. The Global Head of Compliance will consider if the outside business interest poses a potential conflict of interest and, if so, whether the potential conflict can be effectively managed/mitigated. Additionally, the Global Head of Compliance may check the outside business activity with the Group Chief Executive Officer and may inform the employee’s line manager and HR. Any outside business activities relating to investment management activities or involving a client or prospective client require approval and consent from the Colchester Global Investors Limited Board.

On an annual basis, employees are required to sign a declaration that there have been no changes to their outside business interests over the period since their initial/last declaration. Compliance maintains a register of outside business activities and seeks information on non-executive directors board directorships on an annual basis.

5. Inside Information

As an institutional investment manager, Colchester and its investment personnel have investment discretion over large amounts of funds which, when invested or disinvested, could have a significant impact on the securities or foreign exchange markets, or more particularly, on the value of an individual security. Through its contacts with brokers, clients or market participants, it is possible that Colchester and its employees may obtain inside information. In these circumstances, the following prohibitions apply:

•	No employee in possession of inside information about a security shall purchase or sell the security, or procure another person to purchase or sell the security, for their account, for the account of Colchester, for any client account or for the account of anyone else.

•	Employees should not discuss investment issues with other investment management companies as this may lead to the inadvertent exchange of inside information.

•	No employee shall pass on inside information to any person outside Colchester except as required in discussions with Colchester’s professional advisors.

•	No employee shall recommend the purchase or sale of a security whilst in the possession of inside information relating to that security.

The overriding principle is that, under no circumstances, may an employee trade or recommend trading in any security while in possession of inside information relating to that security.

Colchester employees should not initiate market rumours. The discovery of any such practice will result in disciplinary action against the employee concerned (in line with documented disciplinary procedures). In the event that employees receive information which they consider to be a rumour, then this information should not be passed on to or discussed with parties outside of Colchester without emphasising that the information in question is unproven and likely to be a rumour. Rumours relating to specific securities that are likely to be traded for client accounts should be reported to Compliance.

6. Operational Risk Event Policy

On occasion, an Operational Risk Event (‘ORE’) (such as an error) may occur with respect to a separate client account or Fund transaction. For example, an erroneous purchase or sale of a security or other financial instrument (such as a spot or forward currency contract) may happen, or Colchester may inadvertently breach investment guidelines. When Colchester bears responsibility for the ORE, the firm generally seeks to place the client account or Fund concerned in a substantially similar position as it would have been in had the ORE not occurred; clients and Funds will be reimbursed for losses and should benefit from any gains resulting from such OREs.

Colchester Global Investors | October 2023	11

In certain circumstances, Colchester may be required to obtain the consent of its regulators (which may include but are not limited to the FCA, CBI, MAS or the SEC), an independent fiduciary on behalf of its clients, its fund regulators and/or its insurers before resolving an ORE, in particular where Colchester deems the ORE to constitute a regulatory breach. Obtaining these consents or correcting the ORE may result in, among other things, delays in placing the client account or Fund in a substantially similar position as it would have been in had the ORE not occurred, the payment of compensatory amounts and/or the suspension of the calculation of a client account’s or Fund’s net asset value.

Any Colchester employee who identifies an ORE must immediately bring it to the attention of the Operational Risk Team and appropriate senior managers. Together, they should decide on what corrective action to take to protect clients and minimise their loss.

The Operational Risk Team and/or other appropriate senior managers will, where appropriate, promptly notify a client of an ORE affecting that client’s account, and will discuss with the affected client any additional steps to correct the ORE and to prevent similar OREs in the future. OREs are also reviewed at the monthly Operational Risk Event Committee meeting.

7. Complaints

A complaint is defined as any communication (whether verbal or written), whether justified or not, that expresses concern about services provided by Colchester. Colchester will deal with any complaint received from a client or other source promptly, effectively and impartially.

All complaints must be passed to the Head of Compliance who will determine if it is appropriate to treat the matter as a ‘complaint’ subject to this Policy. This determination may be based on whether the complainant or the firm which the complainant represents has suffered (or may suffer) financial loss, material distress or material inconvenience. Provided it has been established that the matter is a complaint, the Head of Compliance or their designate will investigate the complaint (or ensure that the complaint is handled in an independent manner) and thereafter agree an appropriate course of action with the Chief Executive Officer of the relevant office and Compliance. Where complaints are made in the language of the complainant they will if necessary be translated at Colchester’s expense. All complaints will be acknowledged promptly in writing and, unless the matter can be resolved immediately, the complainant will be kept informed of the progress of their complaint. Colchester will investigate the complaint competently, diligently and impartially, and assess the complaint fairly, consistently and promptly. Within eight weeks of receipt of the complaint, Colchester will provide the complainant with a substantive response setting out whether it accepts the complaint, what redress or remedial action it will take, or whether the complaint is rejected, in which case Colchester will give the reasons why. If the complainant has not replied to Colchester’s substantive response within a further eight weeks, Colchester will treat the complaint as closed.

In certain circumstances, the complainant may be eligible to take their complaint to the UK Financial Ombudsman Service or equivalent body in another jurisdiction, if the complaint is not resolved to the satisfaction of the complainant. Compliance will provide those complainants who are eligible with further details of their options in this regard.

Colchester Global Investors | October 2023	12

Compliance keeps a written record of the complaint, with details of any investigation and/or action taken, for seven years from the date of receipt of the complaint. Such records may be retained in different Group locations dependent on the Colchester Group entity against which the complaint is being made.

8. Training and Attestation

a) Training on Code of Ethics

Colchester believes that implementing a professional ethics training programme is essential to meeting its regulatory requirements and therefore it provides mandatory in-house ethics training to all employees on an annual basis.

Training is undertaken using a variety of media including in-house training sessions, online training, webinars and handouts. Training topics include a review of appropriate ethical standards, applicable jurisdictional laws and regulations relating to personal account dealing, privacy and confidentiality, conflicts of interest, conduct rules, internal controls and on-boarding procedures and market conduct, among other topics.

The in-house training programme (including webinars) is delivered by the Global Head of Compliance (qualified Lawyer), the Money Laundering Reporting Officer (qualified lawyer) and the Head of Compliance (London) / US Chief Compliance Officer (qualified Chartered Accountant), supported by other senior members of the Legal and Compliance team on specific topics. Online regulatory training is provided by an external firm with wide experience of providing ethics and other regulatory training solutions across the investment industry.

The scope of employee training is subject to annual review and modification in order to ensure compliance with the highest ethical standards and regulatory requirements. Copies of all regulatory training material and evidence of employee attendance are maintained by the Compliance Department.

b) Violations of Code of Ethics

Violations should be reported immediately in accordance with the Operational Risk Event (‘ORE’) Policy, as described above. The Global Head of Compliance, or their designate, will take steps to ensure the source of information is not disclosed other than on a need to know basis.

c) Employee Acceptance of Code of Ethics

All new employees must sign an acknowledgement that they have received and read a copy of the Compliance Manual and accompanying Global Compliance Policies, including the Code of Ethics, together with other regional Compliance Policies specific to the location in which they are based, and that they agree to comply with these at all times. Each employee is responsible for maintaining familiarity with this Code of Ethics as it may be revised from time to time.

Colchester Global Investors | October 2023	13